Exhibit (a)(2)

ALPINE SERIES TRUST

Establishment and Designation of Series and Classes

Amendment to the Declaration of Trust (“Amendment”)

The undersigned, being a majority of the Board of Trustees of the Alpine Series Trust, a Delaware Statutory Trust (the "Trust"), do hereby certify that pursuant to the authority conferred to the Board of the Trust pursuant to Article III, Section 6 of the Declaration of Trust dated June 4, 2001 as amended (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority the Trustees at a meeting duly called and held on September 27, 2011, this Amendment is hereby approved.

(1)           The sole existing Class of each Series of Shares of Beneficial Interests of the Trust is hereby renamed and designated “Institutional Class” and a new Class of each Series of Shares of Beneficial Interests of the Trust is hereby established and designated  as “Class A”, such that as of the date hereof and until the effective date of the name changes to the Series set forth in (2) below, the current designation of all Series and Classes of Shares of the Trust are:

Series	Class

Alpine Dynamic Dividend Fund	Institutional Class, Class A
Alpine Accelerating Dividend Fund	Institutional Class, Class A
Alpine Dynamic Financial Services Fund	Institutional Class, Class A
Alpine Dynamic Innovators Fund	Institutional Class, Class A
Alpine Dynamic Transformations Fund	Institutional Class, Class A
Alpine Dynamic Balance Fund	Institutional Class, Class A

(2)           Effective at the later of 12:01 a.m. on January 3, 2012 or upon the filing of a supplement to the Prospectus, the names of the following existing Series are hereby changed to the new designations set forth below:

Existing Name of Series	New Name of Series

Alpine Dynamic Balance Fund	Alpine Foundation Fund
Alpine Dynamic Financial Services Fund	Alpine Financial Services Fund
Alpine Dynamic Innovators Fund	Alpine Innovators Fund
Alpine Dynamic Transformations Fund	Alpine Transformations Fund

(3)           Each such Series or Class shall be deemed to have been established and designated as of the date of the first issuance of shares of each such Series or Class.

(4)           Each Series and Class have the rights and preferences provided in Article III of the Declaration of Trust and as provided in the Prospectus and Statement of Additional Information contained in the Trust’s then currently effective registration statement under the

Securities Act of 1933, as amended to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time.

(5)           (a) Amendment.  Pursuant to Article VIII, Section 4, the Declaration of Trust is amended to add the following as Section 10 of Article VIII:

The Trust is a series trust pursuant to Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Statutory Trust Act”), and each Series shall be a separate series of the Trust within the meaning of Section 3806(b)(2) of the Statutory Trust Act.  As such, separate and distinct records shall be maintained by the Trust for each Series and the assets of the Trust associated with a particular Series shall be held and accounted for by the Trust separately from the assets of any other Series or the general assets of the Trust.

Except to the extent otherwise expressly provided in this Declaration or in the terms of the instrument establishing such Series, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any particular Series thereof shall be enforceable against the assets of any other Series or the general assets of the Trust.  Notice of this contractual limitation on inter-Series liabilities shall be set forth in the certificate of trust of the Trust (whether originally or by amendment) as filed or to be filed in the Office of the Secretary of State of the State of Delaware pursuant to the Statutory Trust Act, and upon the giving of such notice in the certificate of trust, the statutory provisions of Section 3804 of the Statutory Trust Act relating to limitations on liabilities among Series (and the statutory effect under Section 3804 of setting forth such notice in the certificate of trust) shall become applicable to the Trust and each Series thereof. Any person extending credit to, contracting with or having any claim against any Series may look only to the assets of that Series to satisfy or enforce any debt, liability, obligation or expense incurred, contracted for or otherwise existing with respect to that Series.   No Shareholder or former Shareholder of any Series shall have a claim on or any right to any assets allocated or belonging to any other Series.

(b) No Material Adverse Effect.  The Board of Trustees has determined (i) that this Amendment is consistent with the fair and equitable treatment of all Shareholders  or that Shareholder approval is not otherwise required by the 1940 Act or other applicable law, and (ii) that this Amendment will not adversely affect to a material degree the rights and preferences of the Shares of any Series or Class or increase or decrease the par value of the Shares of any Series or Class.

(6)           All capitalized terms which are defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

This Designation and Amendment may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original, and all of which when taken together, shall constituent but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have set their hand this 27th day of September, 2011.

/s/ Samuel A. Lieber
Name: Samuel A. Lieber

/s/ Laurence B. Ashkin
Name: Laurence B. Ashkin

/s/ H. Guy Leibler
Name: H. Guy Leibler

/s/ Jeffrey E. Wacksman
Name: Jeffrey E. Wacksman

/s/ James A. Jacobson
Name: James A. Jacobson